Exhibit 99.1

SemiLEDs Reports Fourth Quarter and Fiscal Year End 2024

Financial Results

Hsinchu, Taiwan (November 27, 2024)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the fourth quarter and full fiscal year, ended August 31, 2024.

Revenue for the fourth quarter of fiscal 2024 was $1.3 million, compared to $1.3 million in the third quarter of fiscal 2024. GAAP net loss attributable to SemiLEDs stockholders for the fourth quarter of fiscal 2024 increased to $560 thousand, or $(0.08) per diluted share, compared to a net loss of $319 thousand, or $(0.04) per diluted share, in the third quarter of fiscal 2024.

GAAP gross margin for the fourth quarter of fiscal 2024 decreased to 12%, compared to 41% for the third quarter of fiscal 2024. Operating margin for the fourth quarter of fiscal 2024 decreased to negative 62%, compared with negative 36% for the third quarter of fiscal 2024. The Company’s cash and cash equivalents were $1.7 million at August 31, 2024, compared to $1.7 million at the end of the third quarter of fiscal 2024.

Revenues for fiscal year 2024 decreased to $5.2 million, compared to $6.0 million in fiscal year 2023. GAAP net loss attributable to SemiLEDs stockholders for fiscal year 2024 was $2.0 million, or $(0.32) per diluted share, compared to a net loss of $2.7 million, or $(0.55) per diluted share, in fiscal year 2023.

GAAP gross margin for fiscal year 2024 increased to 20%, compared with gross margin for fiscal year 2023 of 17%. Operating margin for fiscal year 2024 was negative 57%, compared with negative 57% in fiscal year 2023. The Company’s cash and cash equivalents were $1.7 million as of August 31, 2024, compared to $2.6 million as of August 31, 2023.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, the consideration of potential strategic alternatives, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. There can be no assurance that SemiLEDs will be able to identify or execute upon any strategic alternatives or, if alternatives are identified, the possible terms of any such strategic agreement. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	August 31,	August 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,671	$2,572
Restricted cash and cash equivalents	78	78
Accounts receivable (including related parties), net	416	793
Inventories, net	3,574	4,022
Prepaid expenses and other current assets	223	129
Total current assets	5,962	7,594
Property, plant and equipment, net	2,798	3,233
Operating lease right of use assets	1,091	1,371
Intangible assets, net	90	97
Investments in unconsolidated entities	969	974
Other assets	228	186
TOTAL ASSETS	$11,138	$13,455
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$2,854	$5,042
Accounts payable	137	436
Accrued expenses and other current liabilities	2,936	2,711
Other payable to related parties	1,001	1,374
Operating lease liabilities, current portion	94	139
Total current liabilities	7,022	9,702
Long-term debt, excluding current installments	870	1,327
Operating lease liabilities, less current portion	997	1,232
Total liabilities	8,889	12,261
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	187,337	184,246
Accumulated other comprehensive income	3,545	3,550
Accumulated deficit	(188,681)	(186,645)
Total SemiLEDs stockholders’ equity	2,201	1,151
Noncontrolling interests	48	43
Total equity	2,249	1,194
TOTAL LIABILITIES AND EQUITY	$11,138	$13,455

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended		Years Ended August 31,
	August 31, 2024	May 31, 2024	2024	2023
Revenues, net	$1,324	$1,323	$5,183	$5,979
Cost of revenues	1,171	780	4,130	4,972
Gross profit	153	543	1,053	1,007
Operating expenses:
Research and development	217	320	1,160	1,353
Selling, general and administrative	760	696	2,891	3,058
Gain on disposals of long-lived assets, net	1	—	(49)	—
Total operating expenses	978	1,016	4,002	4,411
Loss from operations	(825)	(473)	(2,949)	(3,404)
Other income (expenses):
Impairment loss from unconsolidated entities	(3)	(3)	(3)	(1)
Interest expenses, net	(36)	(58)	(247)	(287)
Other income, net	268	277	1,181	1,054
Foreign currency transaction (loss) gain, net	34	(59)	(13)	(52)
Total other income, net	263	157	918	714
Loss before income taxes	(562)	(316)	(2,031)	(2,690)
Income tax expense	—	—	—	—
Net loss	(562)	(316)	(2,031)	(2,690)
Less: Net income (loss) attributable to noncontrolling interests	(2)	3	5	—
Net loss attributable to SemiLEDs stockholders	$(560)	$(319)	$(2,036)	$(2,690)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.08)	$(0.04)	$(0.32)	$(0.55)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	7,203	7,185	6,320	4,881